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                                                                   Exhibit 10.16

                                                       January 6, 1998

[LOGO]
SCC
Systems Consulting Company, Inc.

537 Congress Street, Suite 500
Portland, Maine 04101
V: 207-774-3244
F: 207-772-8597
www.sccme.com

            Mr. Thomas Mucher
            6405 Dunmoor Drive
            Plano, TX 75093

            Dear Tom:

            This letter will confirm our offer of Vice President - Professional Services with Systems Consulting Company, Inc. at an annual base salary of $147,000 beginning on or about February 9, 1998.

            You will be eligible for a base performance bonus in 1998 of $25,000 for achieving recognized training and consulting revenues of $1.5 million in 1998. Additionally you will receive a further 1998 bonus equal to three percent (3.0%) of recognized training and consulting revenues in excess of $1.5 million. Your initial year's bonus shall be paid quarterly in arrears as follows: 10% of the bonus within 45 days after the end of the first quarter; 20% within 45 days after the end of the second quarter; 30% within 45 days after the end of the third quarter and 40% within 45 days after the end of the fourth quarter. In each succeeding year, you shall be eligible to receive a bonus based upon your successfully achieving goals and objectives mutually established between you and the President of the Company.

            In addition, you will receive options to purchase 2,400 shares of pre-split SCC common stock pursuant to the 1997 Stock Plan, a copy of which is attached, at the current exercise price of $75.00 per share. (As you may know, the exercise price must be based on fair market value at the time of grant. If you are unable to join the Company at your current estimated start date, the exercise price may have to be increased, a matter over which we have no control).

            In the event that SCC is acquired or merges with another company, you shall be entitled to a fifty percent (50%) acceleration in the remaining number of options granted to you once you have been employed by SCC
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            for twelve months.

            SCC will pay the usual and customary moving expenses incurred by you in relocating from Plano, Texas to the Portland, Maine area in such a fashion as to negate any tax impact. As soon as practicable, you will need to provide SCC with an estimate of all of your estimated moving expenses for purposes of establishing a mutually agreeable budget amount.

            Enclosed for your review is information regarding the Immigration Reform and Control Act of 1986. Upon accepting a position at SCC, the I-9 Form must be completed to verify identity and employment eligibility as required by law. You will be asked to complete an I-9 Form on your first day of employment at SCC. Please bring the appropriate documentation with you at that time.

            This Agreement may be terminated by either party upon thirty days written notice. If SCC terminates this Agreement before August 15, 1998, you shall be entitled to receive a severance of continued compensation for six months following termination which includes salary, accrued bonuses and benefits. In the event that you are terminated on or after August 16, 1998 and prior to February 15, 1999, you will receive a severance of six months compensation and the vesting of your options will accelerate by twelve months from the date of termination.

            No provision herein is to be construed as a guaranty of continued employment and all employees are viewed as at will employees. Any contrary agreement must be in writing and must be signed by the President of SCC. Moreover, this letter does not create any such contrary agreement.

            This offer is contingent upon certain conditions including your agreement to and execution of SCC's standard non-competition and confidential information agreement, a copy of which is included herein, the execution of the enclosed Trade Secret Disclosure as well as a satisfactory review of any references which you have supplied.

            Finally, by signing this letter you are representing to SCC that you are not subject to any agreement which precludes you from accepting this offer.


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            I would appreciate your signing and returning the enclosed copy to this letter at your earliest convenience. We believe you will find great satisfaction and personal growth with SCC and we look forward to working with you.

                                                Sincerely,


                                                /s/ Philip M. St. Germain

                                                Philip M. St. Germain
                                                Chief Financial Officer


            Accepted /s/ Thomas Mucher       Date 1/7/98
                     ------------------           ----------
                     Thomas Mucher


            cc: Alan Hyman
                Mark Tilly

            offermucher


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